Exhibit 99.1

Dear Shareholders: In fiscal 2003, we continued to make progress toward our goal of repositioning the Restoration Hardware brand, and returning the Company to profitability. Like many remodeling projects, this one has taken a bit longer than expected, and has had its share of challenges. Nonetheless, our team is confident that our efforts will produce a result that we will be proud of for many years to come.

Our efforts continue to be focused on positioning Restoration Hardware as the premium home lifestyle brand in the marketplace. We believe a significant void exists above the current home lifestyle retailers, and below the interior design trade, targeting 35 to 60-year-olds. This segment constitutes the largest number of adult Americans, with high levels of disposable income and high priorities surrounding their homes. We feel these customers are searching for a higher level of quality, a greater sense of permanence in their home furnishings purchases, and products that reflect a timeless, classic design. Over the long term, we believe there is an opportunity to build a billion-dollar-plus, multi-channel retail brand.

Our Strategy and Progress

Our strategy is to develop dominant core businesses that create a compelling and predictable shopping experience. Over time, this will build top-of-mind awareness of the Restoration Hardware brand with our targeted customers. The core businesses we are focused on developing include Hardware, Bathware, Furniture, Lighting, Textiles, and Decorative Accessories, all merchandised synergistically, with an authentic American point of view.

We have made significant progress since introducing our new strategy in April 2002. Average store sales have increased from $3.1 million to more than $3.6 million per store. Comparable store sales have been at the top of our peer group over a two-year period in every quarter excluding the fourth quarter, which I will address later in this letter. Our direct-to-customer division’s growth has been explosive, registering net revenue growth of 52% in fiscal 2003, while serving as the primary marketing vehicle for the brand. We opened three new prototype stores in 2003, designed to showcase our core businesses with greater clarity and authority. All of our new prototype stores are performing in the top quartile of our real estate portfolio.

This Year’s Challenges

We had our share of disappointments this past year, as well. As I referenced earlier, our comparable store sales underperformed our expectations during the 2003 holiday selling season. We believe this was due in part to our efforts being overly focused on building our core businesses, and not allocating enough resources toward merchandising and marketing our Decorative Accessories and Seasonal categories, which account for the majority of our retail sales during the holiday period. To prepare for the upcoming holiday season, we have made additional investments in product development, product design, merchandising, inventory management, and sourcing to ensure these categories are exploited and maximized.

Another disappointment was the poor execution we experienced in our supply chain as it relates to timely furniture delivery, and processing in our Baltimore distribution center. We have addressed these shortcomings by assigning new leadership and elevating supply-chain execution to one of the Company’s top initiatives for 2004.

Our Management Team

We continue to strengthen our management team. Pat McKay, our new Executive Vice President and Chief Financial Officer, joined us this past year. Pat’s experience and leadership in Finance, Systems and Operations is making, and will continue to make, a difference in our performance. We have also made two significant promotions this year. Marta Benson was promoted to Senior Vice President of Merchandising and Marketing for the Restoration Hardware brand. Marta was previously responsible for the explosive growth in our direct-to-customer division, and will now focus on maximizing our growth across the entire

Company. Jason Camp was promoted to Senior Vice President of Retail Operations, leading our Stores, Real Estate and Store Development efforts.

Looking Ahead

By Fall 2004, we anticipate completing our transformation of the Restoration Hardware brand, as we introduce a completely re-merchandised furniture assortment and revamped accessories offering. We feel this final step of the re-merchandising effort will have an especially powerful impact, as furniture is the canvas on which our other product categories are presented, and new furniture offerings will communicate a greater sense of overall newness and change in the eyes of the customer.

We are also redesigning our fall catalog to improve the presentation of our core businesses, and more clearly communicate the quality positioning of our offerings. We expect continued positive comparable store sales performance and robust growth in our direct-to-customer division. We have our sights set on improving our merchandise margins through increased direct sourcing and improved product mix. These efforts, combined with our continued focus on customer service and improved execution, will enable us to return the Company to profitability this year.

Looking forward to a prosperous year

We would like to thank all our board members, and you, our shareholders, for your continued support.

We would also like to thank, and cheer on, all of our passionate and dedicated associates who work hard every day to bring our strategy to life.

/s/ Stephen Gordon	/s/ Gary Friedman
Stephen Gordon	Gary Friedman
Founder and Chairman	President and Chief Executive Officer